Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

February 14, 2024

Atlanticus Holdings Corporation

Five Concourse Parkway, Suite 300

Atlanta, Georgia 30328

Re:	Atlanticus Holdings Corporation Registration Statement on Form S-3 (File No. 333-255834)

Ladies and Gentlemen:

We have acted as counsel to Atlanticus Holdings Corporation, a Georgia corporation (the “Company”), in connection with (i) the Company’s Registration Statement on Form S-3 (File No. 333-255834), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 6, 2021, which registration statement was declared effective by the Commission on May 13, 2021 (the “Registration Statement”), and the accompanying base prospectus dated May 13, 2021 (the “Prospectus”) and (ii) the public offering and sale by the Company of its 9.25% Senior Notes due January 31, 2029 in the aggregate principal amount of $7,250,000 (the “Additional Notes”), as described in the prospectus supplement dated January 25, 2024 (together with the Prospectus, the “Final Prospectus”) pursuant to the exercise of the underwriters’ option to purchase the Additional Notes under the Underwriting Agreement, dated January 25, 2024, between the Company and B. Riley Securities, Inc., as representative of the several Underwriters named in Schedule I thereto (the “Underwriting Agreement”). The Additional Notes will be issued pursuant to an indenture dated as of November 22, 2021 (the “Original Indenture”), by and between the Company, as issuer, and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”), as previously supplemented and as further supplemented by the Third Supplemental Indenture, dated as of January 30, 2024, by and between the Company and the Trustee (the “Third Supplemental Indenture”; the Original Indenture as previously supplemented and as further supplemented by the Third Supplemental Indenture, the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with the foregoing, we have examined originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth, including (i) the organizational documents of the Company, which include the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, as amended to date, (ii) the Indenture (iii) the resolutions of the Board of Directors of the Company and Pricing Committee thereof with respect to the Registration Statement and the registration and issuance of the Additional Notes, the Final Prospectus, the execution and delivery of the Underwriting Agreement and certain related matters, (iv) the Registration Statement and exhibits thereto, (v) the Final Prospectus, (vi) the Underwriting Agreement and (vii) the Notice of Exercise of the underwriters’ option to purchase the Additional Notes, dated February 12, 2024.

Atlanticus Holdings Corporation February 14, 2024 Page 2

For purposes of the opinions expressed below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

To the extent that the obligations of the Company under the Additional Notes may be dependent upon such matters, we assume for purposes of this opinion letter that (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (v) the global note No. R-2024-3 representing the Additional Notes (the “Global Note”) will be duly authenticated by the Trustee in the manner provided in the Indenture.

We do not express any opinion herein concerning any law other than the laws of the State of Georgia, the State of New York and the federal law of the United States. We are not opining on “blue sky” or other state securities laws. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Additional Notes have been authorized by all necessary corporate action on the part of the Company and, when the Global Note is executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as provided in the Underwriting Agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions provided above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

Atlanticus Holdings Corporation February 14, 2024 Page 3

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and any amendments thereto and with respect to our name wherever it appears in the Registration Statement and the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Troutman Pepper Hamilton Sanders LLP